Exhibit 11
             Statement Regarding Computation of Per Share Earnings

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


                                     Three  Months     Nine  Months
                                         Ended            Ended
                                     September  30,   September  30,
                                     1997     1996     1997     1996
                                    -------  -------  -------  -------
                                 (In Thousands, Except Per Share Data)
Primary  net  income  per  share

  Net income as reported . . . . .  $12,938  $ 9,007  $33,723  $36,438

  Weighted average number
    of common shares outstanding .   18,230   18,179   18,199   18,747
 Common stock equivalents. . . . .      284      107      176      248
                                    -------  -------  -------  -------
 Primary shares. . . . . . . . . .   18,514   18,286   18,375   18,995
                                    -------  -------  -------  -------

Primary net income per share . . .  $   .70  $   .49  $  1.84  $  1.92
                                    =======  =======  =======  =======


Fully diluted net income per share

  Net income as reported . . . . .  $12,938  $ 9,007  $33,723  $36,438

  Weighted average number
     of common shares outstanding.   18,230   18,179   18,199   18,747
  Common stock equivalents . . . .      359      107      176      248
                                    -------  -------  -------  -------
  Fully diluted shares . . . . . .   18,589   18,286   18,375   18,995
                                    -------  -------  -------  -------

Fully diluted net income per share  $   .70  $   .49  $  1.84  $  1.92
                                    =======  =======  =======  =======
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